Exhibit 10.4

OMNIBUS ASSIGNMENT, ASSUMPTION AND AMENDMENT

This Omnibus Assignment, Assumption and Amendment (this “Agreement”) is made by and between Healthpeak Properties, Inc., a Maryland corporation (“Assignor”), and New Healthpeak, Inc., a Maryland corporation (“Assignee”), dated as of February 7, 2023 and effective as of the effective time (the “Effective Time”) of the Merger (as defined herein).

Pursuant to the Agreement and Plan of Merger dated as of February 7, 2023 (the “Merger Agreement”), among Assignor, Assignee and Healthpeak Merger Sub, Inc., a Maryland corporation (“Merger Sub”), Merger Sub will be merged with and into Assignor, with Assignor being the surviving entity and becoming a subsidiary of Assignee (the “Merger”). Effective immediately after the Effective Time, Assignee will change its name to “Healthpeak Properties, Inc.” In the Merger, each share of Assignor’s common stock that is issued and outstanding immediately prior to the Effective Time will be converted into a share of common stock of Assignee at the Effective Time. Following the Merger, Assignor will convert to a Maryland limited liability company named “Healthpeak OP, LLC.” In connection with the Merger, Assignor has agreed to assign to Assignee, and Assignee has agreed to assume from Assignor and modify as necessary, all of the agreements, plans, policies and other commitments listed in Paragraphs 2, 5 and 6 below.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties, intending to be legally bound, agree as follows:

1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings assigned to them in the Amended and Restated Healthpeak Properties, Inc. 2014 Performance Incentive Plan, as amended from time to time (the “2014 Plan”).

2. Assignment. Assignor hereby assigns to Assignee the following (collectively, the “Assumed Obligations”):

(a) all of its rights and obligations under the 2014 Plan, together with all Awards and award agreements thereunder, other than any future rights and obligations with respect to LTIP Units (as may be defined in the Operating Agreement of Healthpeak OP, LLC, as amended from time to time);

(b) all of its rights and obligations under the Healthpeak Properties, Inc. Non-Employee Directors Stock-for-Fees Program;

(c) all of its rights and obligations under the Healthpeak Properties, Inc. Executive Severance Plan;

(d) all of its rights and obligations under the Healthpeak Properties, Inc. Executive Change in Control Severance Plan;

(e) all of its rights and obligations under the Healthpeak Properties, Inc. Non-Executive Change in Control Severance Plan;

(f) all of its rights and obligations under the Healthpeak Properties, Inc. 2006 Performance Incentive Plan, as amended from time to time (the “2006 Plan”), together with all awards and award agreements thereunder;

(g) all of its rights and obligations under the HCP, Inc. Second Amended and Restated Director Deferred Compensation Plan;

(h) all of its rights and obligations under the Healthpeak Properties, Inc. Dividend Reinvestment and Stock Purchase Plan;

(i) all of its rights and obligations under the Healthpeak Properties, Inc. 2022 Short-Term Incentive Plan, together with all award opportunities thereunder;

(j) all of its rights and obligations under any other plans, policies, agreements and commitments of Assignor in effect as of immediately before the Effective Time with respect to the issuance of shares of capital stock of Assignor, as compensation or otherwise, to employees, directors or other persons; and

(k) all of its obligations with respect to the payment of an amount equal to the aggregate amount of any and all dividends or other distributions payable to Assignor’s stockholders that have been authorized and declared by Assignor but not paid prior to the Effective Time.

3. Assumption. Assignee hereby assumes all of the rights and obligations of Assignor under the Assumed Obligations and agrees to abide by and perform all terms, covenants and conditions of Assignor under such Assumed Obligations. In consideration of the assumption by Assignee of all of the rights and obligations of Assignor under the Assumed Obligations, Assignor agrees to pay: (a) all expenses incurred by Assignee in connection with the assumption of the Assumed Obligations and (b) all expenses incurred by Assignee in connection with the registration on Form S-8 of the shares of common stock of Assignee, including, without limitation, registration fees imposed by the Securities and Exchange Commission.

4. Amendments. From and after the Effective Time, all documentation pertaining to the Assumed Obligations shall each be deemed amended as necessary to provide that references to Assignor in such agreements shall be read to refer to Assignee. Without limiting the generality of the foregoing, each of the Assumed Obligations shall be amended as follows:

(a) All references to the “Board” or “Board of Directors” shall mean and refer to the Board of Directors of Assignee or any successor thereto, and all references to “Director” shall mean and refer to any member of the Board of Directors of Assignee or any successor thereto.

(b) All references to the “Company,” “Healthpeak,” “Healthpeak Properties,” “PEAK,” “HCP,” “HCP, Inc.,” “Health Care Property Investors, Inc.” and “Healthpeak Properties, Inc.,” shall mean and refer to Assignee or any successor thereto.

(c) All references to the “Committee,” “Compensation Committee” or “Compensation and Human Capital Committee” shall mean and refer to the Compensation and Human Capital Committee of the Board of Directors of Assignee or any successor thereto.

(d) All references to the shares of common stock of Assignor shall mean and refer to the shares of common stock of Assignee.

5. DownREITs.

(a)  Assignment and Assumption. Assignor and Assignee acknowledge that Assignor has certain obligations under (a) the limited liability company agreements governing the following entities: (i) HCPI/Utah, LLC, a Delaware limited liability company; (ii) HCPI/Utah II, LLC, a Delaware limited liability company; (iii) HCPI/Tennessee, LLC, a Delaware limited liability company; (iv) HCP DR MCD, LLC, a Delaware limited liability company; (v) HCP DR California II, LLC, a Delaware limited liability company; (vi) HCP DR California III, LLC, a Delaware limited liability company; and (vii) SH DR California IV, LLC, a Delaware limited liability company (collectively, the “LLC Agreements”), in each case to fulfill the Redemption Rights or Exchange Rights (as applicable) of any Non-Managing Member, including pursuant to any HCP Guarantee, and (b) certain registration rights agreements entered into in connection with the LLC Agreements (collectively, the “Specified DownREIT Obligations”). Capitalized terms used in this Paragraph 5 and not otherwise defined shall have the meanings assigned to them in the applicable LLC Agreement. As a result of the Merger and other transactions described in the recitals hereto, Assignor will no longer be able to fulfill such Specified DownREIT Obligations because Assignor will no longer be the publicly traded REIT (as hereinafter defined) parent entity. As a result, Assignor hereby assigns to Assignee, and Assignee hereby assumes, all of the Specified DownREIT Obligations and agrees to perform such obligations as the new publicly traded REIT parent entity. For the avoidance of doubt, all other obligations, and all rights, of Assignor under the LLC Agreements (if any), whether as managing member (if applicable) or otherwise, shall be retained by Assignor and shall not be assumed by Assignee. In consideration of the assumption by Assignee of the rights and obligations of Assignor described in this Paragraph 5, Assignor agrees to pay: (a) all expenses incurred by Assignee in connection with the assumption of such rights and obligations and (b) all expenses incurred by Assignee in connection with the registration on Form S-3 of the shares of common stock of Assignee that may be issued or that are subject to registration rights pursuant to the assumption of the rights and obligations of Assignor described in this Paragraph 5, including, without limitation, registration fees imposed by the Securities and Exchange Commission.

(b) Amendments.

i. With respect to the limited liability company agreements for (i) HCPI/Utah, LLC, a Delaware limited liability company, (ii) HCPI/Utah II, LLC, a Delaware limited liability company, (iii) HCPI/Tennessee, LLC, a Delaware limited liability company, (iv) HCP DR MCD, LLC, a Delaware limited liability company, and (v) HCP DR California II, LLC, a Delaware limited liability company, the applicable redemption or exchange provisions, as applicable, of each agreement shall be amended to provide that in the event Assignor, as the managing member of each limited liability company, elects to issue shares of Assignee’s common stock upon redemption or exchange, as applicable, of units of the applicable limited liability company, upon the applicable redemption date or exchange date, as applicable, Assignor will acquire the tendered units and will issue to Assignee an equal number of Assignor’s common units in exchange for Assignee issuing shares of its common stock to the tendering unitholder.

ii. With respect to the limited liability company agreements for (i) HCP DR California III, LLC, a Delaware limited liability company, and (ii) SH DR California IV, LLC, a Delaware limited liability company, the applicable redemption provisions of each agreement shall be amended to provide that in the event the managing member of such limited liability company elects to issue shares of Assignee’s common stock upon redemption of units of the applicable limited liability company, upon the applicable redemption date, (A) the managing member will acquire the tendered units and will issue to Assignor an equal number of such managing member’s common units, (B) Assignor will issue to Assignee an equal number of Assignor’s common units and (C) Assignee will issue shares of its common stock to the tendering unitholder.

6. REIT Protective Provisions. Assignor and Assignee acknowledge that (a) Assignor and/or its subsidiaries are parties to various agreements providing certain protections for Assignor as a real estate investment trust, within the meaning of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute thereto, as interpreted by the applicable regulations thereunder (a “REIT,” and such protections, the “REIT Protective Provisions”), and (b) the Merger and other transactions described in the recitals hereto result in a mere change in form, with Assignee as the successor to Assignor for federal income tax purposes. For the avoidance of doubt, (i) Assignor hereby assigns to Assignee all of Assignor’s rights under the REIT Protective Provisions and the parties intend that Assignee be the REIT and the party entitled to all protections under such REIT Protective Provisions from and after the date hereof, and (ii) Assignor retains all other obligations of Assignor (if any) pursuant to any agreements containing such REIT Protective Provisions.

7. Further Assurances. Subject to the terms of this Agreement, the parties hereto shall take all reasonable and lawful action, and shall execute, deliver and perform all agreements, instruments and other documents, as may be necessary or appropriate to cause the intent of this Agreement to be carried out, including, without limitation, and in their discretion, entering into amendments to, or other modifications of, all documentation pertaining to the Assumed Obligations, the LLC Agreements and the REIT Protective Provisions and notifying the other parties thereto of such assignment and assumption.

8. Successors and Assigns. This Agreement shall be binding upon Assignor and Assignee, and their respective successors and assigns. The terms and conditions of this Agreement shall survive the consummation of the Merger.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of laws principles.

10. Entire Agreement. This Agreement, together with the Merger Agreement, constitute the entire agreement and supersede all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be modified or amended except by a writing executed by the parties hereto. In the event of any inconsistency, conflict or ambiguity as to the rights and obligations of the parties under this Agreement and the Merger Agreement, the terms of the Merger Agreement shall control and supersede any such inconsistency, conflict or ambiguity.

11. Unassignable Matters. To the extent that any Assumed Obligation is not capable of being assigned to Assignee without the waiver or consent of any third person (including a government or governmental unit), or if such assignment or attempted assignment would constitute a breach thereof or a violation of any law or regulation, then this Agreement shall not constitute an assignment or an attempted assignment of such Assumed Obligation. With respect to any Assumed Obligation where such required waivers or consents have not been obtained prior to the Effective Time, this Agreement, to the extent permitted by law, shall constitute an equitable assignment by Assignor to Assignee of all of Assignor’s rights, benefits, title and interest in and to such Assumed Obligation, and where necessary or appropriate, Assignee shall complete, fulfill and discharge all of Assignor’s rights and liabilities arising after the Effective Time under such Assumed Obligation. Assignor shall use its commercially reasonable efforts at Assignee’s cost to provide Assignee with the benefits of such Assumed Obligation (including, without limitation, permitting Assignee at Assignee’s cost to enforce any rights of Assignor arising under such Assumed Obligation), and Assignee shall, to the extent Assignee is provided with the benefits of such Assumed Obligation, assume, perform and in due course pay and discharge all debts, obligations and liabilities of Assignor under such Assumed Obligation which arise or accrue after the Effective Time.

12. Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

13. Third Party Beneficiaries. Except as amended by this Agreement, all of the Assumed Obligations shall remain in full force and effect. Further, Grantees under the 2014 Plan and the 2006 Plan are intended to be third-party beneficiaries to this Agreement.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and effective as of the Effective Time.

HEALTHPEAK PROPERTIES, INC.,
as Assignor

/s/ Peter A. Scott
Name: Peter A. Scott
Title: Chief Financial Officer

NEW HEALTHPEAK, INC.,
as Assignee

/s/ Peter A. Scott
Name: Peter A. Scott
Title: Chief Financial Officer

[Signature Page to Omnibus Assignment, Assumption and Amendment Agreement]